EXHIBIT 10.2

January 26, 2009

Mr. David J. Dick

60 Freeman Street

Roseland, NJ 07068

Dear David:

On behalf of dELiA*s, Inc., I am very pleased to offer you a promotion from VP, Controller, Chief Accounting Officer to Chief Financial Officer, Treasurer effective February 2, 2009. Details of this promotion are noted below.

Title:	CFO, Treasurer

Reporting to:	Walter Killough, COO

Base Salary:	$280,000 – effective February 2, 2009

Stock Options:	80,000 options – grant date of February 2, 2009. Grant price will be the closing price of the stock on January 30, 2009. These options will have a standard 4 year vesting schedule.

MIP:	Target bonus is 30%

Severance:	If the Company terminates you for any reason other than “cause”, you shall be entitled to a severance payment of 6 months of base salary, medical and dental benefits, payable in bi-weekly installments. “Cause” is defined as dishonesty, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information and conduct substantially prejudicial to the business of the Company or and Affiliate.

In the event that all or substantially all of the assets or stock of the Company are sold, and the new Company terminates you within 12 months of the acquisition for any reason other than “cause” you shall be entitled to a severance payment of 12 months of base salary, medical and dental benefits, payable in bi-weekly installments.

David, we believe you continue to have enormous potential with us and we all can benefit and grow by working together. We hope you accept this promotion and our offer.

Congratulations!

By:	/s/ Walter Killough
Walter Killough, COO

Accepted and Agreed:

By:	/s/ David J. Dick
David Dick

Date:	January 26, 2009